Exhibit 99.1
Isabella Bank Corporation Reports Fourth Quarter and 2025 Annual Earnings
MT. PLEASANT, MICHIGAN — February 5, 2026 — Isabella Bank Corporation (Nasdaq: ISBA) (“Isabella” or the “Company”) reported net income of $4.7 million, or $0.64 per diluted share, for the fourth quarter 2025 compared to $4.0 million, or $0.54 per diluted share, for the fourth quarter 2024. Net income for the year ended December 31, 2025 was $18.9 million, or $2.56 per diluted share, compared to $13.9 million, or $1.86 per diluted share, for the year ended December 31, 2024.
2025 HIGHLIGHTS
•Loans, excluding advances to mortgage brokers, grew $99 million, or 7%
•Isabella Wealth assets under management increased $49 million, or 7%, to $707 million
•Total deposits increased $73 million, or 4%
•Net income growth of 36% from 2024
•Net interest margin ("NIM") improved to 3.16%, up from 2.90% in 2024
•Credit quality was strong, with a ratio of nonperforming loans to total loans of 0.30% at December 31, 2025
“Isabella Bank Corporation had an outstanding 2025, driven by growth across our markets and increases in our loans, deposits, and wealth management services," said CEO Jerome Schwind. "During the year, we also launched initiatives to strengthen our noninterest income, which are already contributing positive results. We continue to attract new customers while remaining focused on our current customers," he added.
"We uplisted our stock to the Nasdaq in May, and have seen significant volume and price growth since then," Schwind added. "Together, our strong financial results and stock performance position us well as we enter 2026."
FINANCIAL CONDITION
Total assets were $2.2 billion as of December 31, 2025, up $123.2 million compared to December 31, 2024, primarily due to increases of $112.8 million in loans, $11.3 million in the value of bank-owned life insurance ("BOLI") policies, and $8.8 million in available-for-sale ("AFS") securities.
AFS securities at fair value were $497.8 million as of December 31, 2025, increasing $8.8 million compared to December 31, 2024. The increase during the year was largely driven by purchases of $67.3 million and an improvement in net unrealized losses of $16.6 million, partially offset by amortizations and maturities totaling $75.2 million. Net unrealized losses on AFS securities totaled $9.9 million as of December 31, 2025, compared to $26.5 million at December 31, 2024. Net unrealized losses as a percentage of the fair value of AFS securities decreased to 2% from 5%, primarily due to the treasury portfolio rapidly approaching maturity.
Loans were $1.5 billion as of December 31, 2025, increasing $112.8 million compared to December 31, 2024. Adjusted loans, which excludes advances to mortgage brokers, grew $99.2 million since year-end 2024. Advances to mortgage brokers increased $13.6 million in 2025 due to increased participation demand from the counterparty.
During the year, the commercial real estate and commercial and industrial portfolios grew $48.0 million and $19.8 million, respectively. Residential mortgages increased $47.0 million since year-end 2024. Most residential originations were adjustable-rate products, which are retained on the balance sheet rather than sold in the secondary market. The consumer loan portfolio declined $18.1 million during 2025 amid decreasing demand, competition, and an adherence to credit quality standards.
The allowance for credit losses ("ACL") was $13.7 million at December 31, 2025, an increase of $832,000 from December 31, 2024. The increase reflects loan growth and an increase of specific reserves, offset by improvement in historical loss experience driven by the recovery of previously charged-off loans during the year. Nonaccrual loans remained low during 2025 and were $4.6 million as of December 31, 2025. Past due and accruing accounts between 30 to 89 days, as a percentage of loans, were 0.44% at December 31, 2025 compared to 0.40% at December 31, 2024. Overall credit quality remains strong.
BOLI assets were $46.1 million at December 31, 2025, an increase of $11.3 million from December 31, 2024. The growth was primarily a result of the purchase of $10.2 million of new policies in 2025. During the year, approximately $13 million of existing general account policies were surrendered and/or exchanged and redeployed into separate account policies. The separate account policies are expected to have higher yields.
Total deposits were $1.8 billion at December 31, 2025, an increase of $72.6 million from December 31, 2024. Interest bearing demand deposit accounts increased by $28.6 million during 2025. Consumer demand for retail certificates of deposit accounts continues to be strong based on the current elevated market interest rate environment, resulting in a $22.5 million increase during the year.
Total equity was $231.4 million, or $31.60 per share, at December 31, 2025 compared to $210.3 million, or $28.32 per share, at December 31, 2024. Tangible book value per share (non-GAAP) was $25.01 as of December 31, 2025, compared to $21.82 as of December 31, 2024. Net unrealized losses in the AFS securities portfolio reduced tangible book value per share by $1.09 and $2.82 for the respective periods. Share repurchases totaled 156,957 during 2025 at an average price of approximately $30.00.
RESULTS OF OPERATIONS
Net income in the fourth quarter of 2025 was $4.7 million, or $0.64 per diluted share, compared with $4.0 million, or $0.54 per diluted share, in the same quarter of 2024. Net income for the year ended December 31, 2025 was $18.9 million, or $2.56 per diluted share, compared with $13.9 million, or $1.86 per diluted share, for the year ended December 31, 2024.
Net interest income was $16.7 million in the fourth quarter of 2025 compared to $14.6 million in the fourth quarter of 2024, representing 3.28% and 2.98% of earning assets, or NIM, respectively. The book yield on securities was 2.47% and 2.18% during the fourth quarters of 2025 and 2024, respectively. The yield on loans expanded to 5.74% in the fourth quarter of 2025 from 5.67% in the fourth quarter of 2024. The expansion in loan yields was primarily due to higher rates on new loans and variable rate commercial loans that continue to reprice. The cost of interest-bearing liabilities in the fourth quarter of 2025 decreased to 2.24% from 2.38% in the fourth quarter of 2024 primarily due to lower rates on the money market and certificate of deposit products.
Net interest income was $62.5 million for the year ended December 31, 2025 compared with $55.8 million for the year ended December 31, 2024. NIM and the yield on interest earning assets for the year ended December 31, 2025 were 3.16% and 4.84%, respectively, compared to 2.90% and 4.65%, respectively, for the year ended December 31, 2024. The yield on loans increased to 5.75%, from 5.58%, and the cost of interest-bearing liabilities decreased to 2.25% from 2.37% for 2025 and 2024, respectively. The explanations for the improvement in NIM are consistent with those provided in the quarterly comparison above.
The provision for credit losses in the fourth quarter of 2025 was $434,000, which reflects a $578,000 increase in the ACL on loans, net charge offs totaling $34,000, and a $178,000 decrease in the reserve for unfunded commitments. The provision for loan losses in the same period of 2024 was $376,000, reflecting growth in adjusted loans, unfunded commitments, and $102,000 in net charge offs. The year-to-date provision for credit loss was a credit of $563,000, as compared to a provision of $1.9 million in 2024. Recoveries during 2025 totaled $2.3 million, of which $1.6 million was related to the overdrawn deposit accounts from a single customer charged off during the third quarter of 2024. The $1.6 million charge off and subsequent recovery, net of tax, impacted diluted earnings per share by $0.17 in 2025 and $0.16 in 2024.

Noninterest income was $4.4 million in the fourth quarter of 2025 compared to $4.0 million in the fourth quarter of 2024. Service charges and fees increased $275,000 and was mostly the result of internal initiatives designed to align our fees within our market. Earnings on BOLI policies increased $226,000 due to new investments in a separate account BOLI, which was offset in part by a one-time expense of $120,000 due to restructuring charges. Wealth management fees grew $59,000 due to growth in assets under management throughout the year. For the year ended December 31, 2025, noninterest income was $16.0 million, compared to $14.6 million for the year ended December 31, 2024. The $1.4 million increase compared to the prior year was primarily driven by increased earnings on BOLI policies of $618,000, service charges and fees of $583,000, and wealth management fees of $206,000.
Noninterest expenses were $13.9 million in the fourth quarter of 2025 compared to $13.3 million in the fourth quarter of 2024. Other professional services increased $231,000 primarily due to an increase in outsourced services. Compensation and benefit expenses increased $192,000 reflecting annual merit increases and increased incentives compared to the fourth quarter of 2024. For the year ended December 31, 2025, noninterest expenses were $55.0 million, up $2.8 million compared to the year ended December 31, 2024. The increase was primarily driven by increased compensation and benefits of $1.5 million and other professional services of $1.0 million. The increase in compensation and benefits was due to annual merit increases, higher medical insurance claims throughout the year, and increased incentives. The increase in other professional services was due to an increase in outsourced services, costs associated with profitability initiatives, and legal fees related to the uplisting to the Nasdaq.
Income tax expense was $2.1 million in the fourth quarter 2025, compared to $825,000 in the fourth quarter 2024. The effective tax rate (ETR) was 31% and 17% for the aforementioned periods, respectively. The ETR in the fourth quarter 2025 included a one-time expense totaling $942,000 to write-off deferred tax assets. For the year ended December 31, 2025, income tax expense was $5.2 million, compared to $2.5 million for the year ended December 31, 2024. The ETR was 22% for the year ended 2025, compared to 15% for the year ended 2024. Income tax expense in 2025 included a one-time expense totaling $195,000 due to the taxes owed from the lifetime earnings on BOLI policies that were surrendered during the year. Excluding the one-time charges during 2025, the ETR was 17%, which was higher than the prior year due to higher pretax income.
About Isabella Bank Corporation
Isabella Bank Corporation (Nasdaq: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers' and communities' local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com.
Contact
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Available Information
The Company maintains an Internet web site at ir.isabellabank.com/overview. The Company makes available, free of charge, on its web site the Company’s annual reports, quarterly earnings reports, and other press releases.
The Company routinely posts important information for investors on its website (www.isabellabank.com and, more specifically, under the News tab at ir.isabellabank.com/news). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.
The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
Information in this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended and Rule 3b-6 promulgated thereunder. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and are included in this statement for purposes of these safe harbor provisions. Forward-looking statements generally relate to losses, impact of events, financial condition, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting the Company and its future business and operations. Forward-looking statements are typically identified by words or phrases such as “will likely result”, “expect”, “could”, “may”, “plan”, “believe”, “estimate”, “anticipate”, “strategy”, “trend”, “forecast”, “outlook”, “project”, “intend”, “assume”, “outcome”, “continue”, “remain”, “potential”, “opportunity”, “current”, “position”, “maintain”, “sustain”, “seek”, “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Factors that could cause such differences include, but are not limited to: (i) the impact on us or our customers of a decline in general economic conditions, and any regulatory responses thereto; (ii) slower economic growth rates or potential recession in the United States and our market areas; (iii) uncertainty or perceived instability in the banking industry as a whole; (iv) increased competition for deposits among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending, borrowing and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for the United States long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability, domestic civil unrest or other external events, including as a result of in the policies of the current U.S. presidential administration or Congress; (xiv) in the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) changes in accounting principles and standards, including those related to loan loss recognition under the current expected credit loss, or CECL, methodology; (xviii) the receipt of required regulatory approvals; (xix) changes in tax laws; (xx) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xxi) potential costs related to the impacts of climate change; (xxii) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxiii) changes in applicable laws and regulations. These forward-looking statements are based on current information and/or management’s good faith belief as to future events. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Due to these and other possible uncertainties and risks, the Company cautions you not to unduly rely on forward-looking statements. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans or expectations contemplated by the Company will be achieved. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.
We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.
A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Table Index	Consolidated Financial Schedules (Unaudited)
A	Selected Financial Data
B	Consolidated Balance Sheets
C	Consolidated Statements of Income
D	Average Balances, Interest Rate, and Net Interest Income
E	Average Balances, Interest Rate, and Net Interest Income
F	Reconciliation of Non-GAAP Financial Measures

SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)
The following table outlines selected financial data as of, and for the:

	Three Months Ended					Year Ended
	December 31 2025	September 30 2025	June 30 2025	March 31 2025	December 31 2024	December 31 2025	December 31 2024
PER SHARE
Basic earnings	$0.64	$0.71	$0.68	$0.53	$0.54	$2.56	$1.86
Diluted earnings	0.64	0.71	0.68	0.53	0.54	2.56	1.86
Dividends	0.28	0.28	0.28	0.28	0.28	1.12	1.12
Book value (1)	31.60	30.94	29.95	29.10	28.32	31.60	28.32
Tangible book value (1) (2)	25.01	24.37	23.39	22.58	21.82	25.01	21.82
Market price (1)	50.00	35.25	30.15	23.59	25.99	50.00	25.99
Common shares outstanding (1) (3)	7,322,207	7,350,567	7,361,684	7,408,010	7,424,893	7,322,207	7,424,893
Average number of diluted common shares outstanding (3)	7,345,610	7,371,652	7,398,109	7,432,162	7,451,718	7,385,862	7,482,374
PERFORMANCE RATIOS
Return on average total assets	0.85%	0.94%	0.96%	0.77%	0.76%	0.88%	0.67%
Return on average shareholders' equity	8.04%	9.28%	9.19%	7.48%	7.47%	8.51%	6.73%
Return on average tangible shareholders' equity (2)	10.16%	11.83%	11.78%	9.65%	9.66%	10.87%	8.78%
Net interest margin yield (fully taxable equivalent) (1)	3.28%	3.15%	3.14%	3.06%	2.98%	3.16%	2.90%
Efficiency ratio (2)	65.02%	67.62%	72.14%	72.39%	71.20%	69.11%	73.01%
Loan to deposit ratio (1)	84.43%	74.36%	75.57%	76.07%	81.48%	84.43%	81.48%
Shareholders' equity to total assets (1)	10.47%	10.06%	10.23%	10.25%	10.08%	10.47%	10.08%
Tangible shareholders' equity to tangible assets (1)	8.47%	8.10%	8.17%	8.14%	7.95%	8.47%	7.95%
ASSETS UNDER MANAGEMENT
Wealth assets under management (1)	707,118	679,724	678,959	656,617	658,042	707,118	658,042
ASSET QUALITY
Nonaccrual loans (1)	4,578	3,443	1,164	173	282	4,578	282
Foreclosed assets (1)	938	1,018	667	649	544	938	544
Net loan charge-offs (recoveries)	34	74	(1,432)	(52)	102	(1,376)	1,900
Net loan charge-offs (recoveries) to average loans outstanding	0.00%	0.01%	(0.10)%	0.00%	0.01%	(0.10)%	0.14%
Nonperforming loans to total loans (1)	0.30%	0.24%	0.09%	0.01%	0.02%	0.30%	0.02%
Nonperforming assets to total assets (1)	0.25%	0.20%	0.09%	0.04%	0.04%	0.25%	0.04%
Allowance for credit losses to loans (1)	0.89%	0.92%	0.93%	0.93%	0.91%	0.89%	0.91%
CAPITAL RATIOS (1)
Tier 1 leverage	8.84%	8.71%	9.04%	8.96%	8.86%	8.84%	8.86%
Common equity tier 1 capital	11.73%	12.37%	12.46%	12.58%	12.21%	11.73%	12.21%
Tier 1 risk-based capital	11.73%	12.37%	12.46%	12.58%	12.21%	11.73%	12.21%
Total risk-based capital	14.41%	15.20%	15.34%	15.50%	15.06%	14.41%	15.06%
(1) At end of period.
(2) Non-GAAP financial measure; refer to the Reconciliation of Non-GAAP Financial Measures (Unaudited) in table F
(3) Whole shares
A

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	December 31 2025	September 30 2025	June 30 2025	March 31 2025	December 31 2024
ASSETS
Cash and demand deposits due from banks	$22,935	$32,124	$34,246	$28,786	$22,830
Fed Funds sold and interest bearing balances due from banks	3,106	129,177	74,308	40,393	1,712
Total cash and cash equivalents	26,041	161,301	108,554	69,179	24,542

Available-for-sale securities, at fair value	497,791	511,970	500,560	513,040	489,029
Federal Home Loan Bank stock	5,600	5,600	5,600	5,600	12,762
Mortgage loans held-for-sale	423	737	55	127	242

Loans	1,536,364	1,431,905	1,397,513	1,367,724	1,423,571
Less allowance for credit losses	13,727	13,149	12,977	12,735	12,895
Net loans	1,522,637	1,418,756	1,384,536	1,354,989	1,410,676

Premises and equipment	29,000	28,659	28,171	28,108	27,659
Cash surrender value of bank-owned life insurance policies	46,133	45,651	45,774	45,833	34,882
Goodwill and other intangible assets	48,282	48,282	48,282	48,282	48,283
Other assets	33,541	38,698	34,636	37,429	38,166
Total assets	$2,209,448	$2,259,654	$2,156,168	$2,102,587	$2,086,241
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Demand deposits	$426,342	$421,027	$493,477	$404,194	$416,373
Interest bearing demand deposits	266,187	248,666	223,376	243,939	237,548
Money market deposits	436,631	558,212	446,845	473,138	423,883
Savings	280,429	292,899	289,746	286,399	281,665
Certificates of deposit	410,065	404,798	395,932	390,239	387,591
Total deposits	1,819,654	1,925,602	1,849,376	1,797,909	1,747,060
Short-term borrowings	68,000	62,022	43,208	47,310	53,567
Federal Home Loan Bank advances	45,000	—	—	—	30,000
Subordinated debt, net of unamortized issuance costs	29,514	29,492	29,469	29,447	29,424
Total borrowed funds	142,514	91,514	72,677	76,757	112,991

Other liabilities	15,884	15,118	13,615	12,365	15,914
Total liabilities	1,978,052	2,032,234	1,935,668	1,887,031	1,875,965
Shareholders’ equity
Common stock	123,204	124,284	124,607	125,547	126,224
Shares to be issued for deferred compensation obligations	2,366	2,373	2,331	2,508	2,383
Retained earnings	113,849	111,172	107,949	104,940	103,024
Accumulated other comprehensive loss	(8,023)	(10,409)	(14,387)	(17,439)	(21,355)
Total shareholders’ equity	231,396	227,420	220,500	215,556	210,276
Total liabilities and shareholders' equity	$2,209,448	$2,259,654	$2,156,168	$2,102,587	$2,086,241
B

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended					Year Ended
	December 31 2025	September 30 2025	June 30 2025	March 31 2025	December 31 2024	December 31 2025	December 31 2024
Interest income
Loans	$21,669	$20,583	$19,832	$19,348	$20,145	$81,432	$77,295
Available-for-sale securities	3,048	2,994	3,032	2,643	2,656	11,717	11,093
Federal Home Loan Bank stock	63	70	125	160	168	418	640
Federal funds sold and other	498	1,235	253	482	200	2,468	950
Total interest income	25,278	24,882	23,242	22,633	23,169	96,035	89,978
Interest expense
Deposits	7,380	8,012	7,391	7,463	7,583	30,246	29,690
Short-term borrowings	587	441	324	341	413	1,693	1,439
Federal Home Loan Bank advances	317	—	132	38	352	487	1,949
Subordinated debt	266	267	266	266	266	1,065	1,065
Total interest expense	8,550	8,720	8,113	8,108	8,614	33,491	34,143
Net interest income	16,728	16,162	15,129	14,525	14,555	62,544	55,835
Provision (reversal) for credit losses	434	209	(1,099)	(107)	376	(563)	1,884
Net interest income after provision for credit losses	16,294	15,953	16,228	14,632	14,179	63,107	53,951
Noninterest income
Service charges and fees	2,461	2,352	2,071	1,974	2,186	8,858	8,275
Wealth management fees	1,110	1,074	1,084	979	1,051	4,247	4,041
Earnings on bank-owned life insurance policies	485	468	300	372	259	1,625	1,007
Net gain on sale of mortgage loans	65	38	47	30	75	180	213
Other	323	376	184	173	401	1,056	1,040
Total noninterest income	4,444	4,308	3,686	3,528	3,972	15,966	14,576
Noninterest expenses
Compensation and benefits	7,532	7,630	7,496	7,383	7,340	30,041	28,576
Occupancy and equipment	2,663	2,628	2,650	2,600	2,554	10,541	10,524
Other professional services	815	851	863	711	584	3,240	2,212
ATM and debit card fees	575	595	555	486	516	2,211	1,975
Marketing	547	514	469	459	458	1,989	1,712
FDIC insurance premiums	339	271	267	303	309	1,180	1,132
Memberships and subscriptions	276	272	272	247	239	1,067	928
Other losses	142	47	339	115	209	643	1,117
Other	1,032	1,177	834	995	1,121	4,038	3,953
Total noninterest expenses	13,921	13,985	13,745	13,299	13,330	54,950	52,129
Income before income tax expense	6,817	6,276	6,169	4,861	4,821	24,123	16,398
Income tax expense	2,127	1,036	1,138	912	825	5,213	2,509
Net income	$4,690	$5,240	$5,031	$3,949	$3,996	$18,910	$13,889
Earnings per common share
Basic	$0.64	$0.71	$0.68	$0.53	$0.54	$2.56	$1.86
Diluted	0.64	0.71	0.68	0.53	0.54	2.56	1.86
Cash dividends per common share	0.28	0.28	0.28	0.28	0.28	1.12	1.12
C

AVERAGE BALANCES, INTEREST RATE, AND NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)
The following schedules present the daily average amount outstanding for each major category of interest earning assets, non-earning assets, interest bearing liabilities, and noninterest bearing liabilities. These schedules also present an analysis of interest income and interest expense for the periods indicated. All interest income is reported on a fully tax equivalent ("FTE") basis using a federal income tax rate of 21%. Loans in nonaccrual status, for the purpose of the following computations, are included in the average loan balances. Federal Reserve Bank ("FRB") restricted equity holdings are included in other interest earning assets.

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
INTEREST EARNING ASSETS
Loans (1)	$1,493,654	$21,669	5.74%	$1,409,928	$20,583	5.78%	$1,412,578	$20,145	5.67%
AFS securities (2)	515,050	3,186	2.47%	517,286	3,138	2.42%	522,733	2,869	2.18%
Federal Home Loan Bank stock	5,600	63	4.54%	5,600	70	4.95%	12,762	168	5.24%
Fed funds sold	9	—	3.86%	186	2	4.35%	8	—	4.59%
Other (3)	28,344	498	6.88%	123,183	1,233	3.92%	15,905	200	5.00%
Total interest earning assets	2,042,657	25,416	4.94%	2,056,183	25,026	4.83%	1,963,986	23,382	4.74%
NONEARNING ASSETS
Allowance for credit losses	(13,213)			(13,057)			(12,598)
Cash and demand deposits due from banks	23,239			25,591			22,800
Premises and equipment	29,009			28,313			27,773
Other assets	117,201			109,692			92,608
Total assets	$2,198,893			$2,206,722			$2,094,569
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$249,809	211	0.34%	$234,105	144	0.24%	$232,271	212	0.36%
Money market deposits	449,129	2,900	2.56%	534,127	3,533	2.63%	436,235	2,970	2.71%
Savings	282,306	498	0.70%	289,442	560	0.77%	276,856	446	0.64%
Certificates of deposit	408,861	3,771	3.66%	399,781	3,775	3.75%	386,871	3,955	4.07%
Short-term borrowings	67,521	587	3.45%	52,700	441	3.32%	50,862	413	3.22%
Federal Home Loan Bank advances	30,163	317	4.12%	—	—	—%	28,261	352	4.88%
Subordinated debt, net of unamortized issuance costs	29,500	266	3.61%	29,477	267	3.61%	29,410	266	3.62%
Total interest bearing liabilities	1,517,289	8,550	2.24%	1,539,632	8,720	2.25%	1,440,766	8,614	2.38%
NONINTEREST BEARING LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits	432,038			428,144			425,116
Other liabilities	18,182			14,976			15,775
Shareholders’ equity	231,384			223,970			212,912
Total liabilities and shareholders’ equity	$2,198,893			$2,206,722			$2,094,569
Net interest income (FTE)		$16,866			$16,306			$14,768
Net yield on interest earning assets (FTE)			3.28%			3.15%			2.98%
(1) Includes loans held-for-sale and nonaccrual loans
(2) Average balances for available-for-sale securities are based on amortized cost
(3) Includes average interest-bearing deposits with other banks, net of Federal Reserve daily cash letter.
D

AVERAGE BALANCES, INTEREST RATE, AND NET INTEREST INCOME (UNAUDITED) (continued)
(Dollars in thousands)

	Year Ended
	December 31, 2025			December 31, 2024
	Average Balance	Tax Equivalent Interest	Average Yield/Rate	Average Balance	Tax Equivalent Interest	Average Yield/Rate
INTEREST EARNING ASSETS
Loans (1)	$1,416,079	$81,432	5.75%	$1,385,287	$77,295	5.58%
AFS securities (2)	520,284	12,361	2.38%	540,433	12,023	2.22%
Federal Home Loan Bank stock	6,934	418	6.03%	12,762	640	5.01%
Fed funds sold	52	2	4.37%	7	—	5.19%
Other (3)	54,982	2,466	4.49%	17,430	950	5.45%
Total interest earning assets	1,998,331	96,679	4.84%	1,955,919	90,908	4.65%
NONEARNING ASSETS
Allowance for credit losses	(13,132)			(13,061)
Cash and demand deposits due from banks	23,690			24,165
Premises and equipment	28,400			27,915
Other assets	109,142			86,073
Total assets	$2,146,431			$2,081,011
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$240,220	817	0.34%	$237,086	754	0.32%
Money market deposits	473,394	12,219	2.58%	443,251	12,407	2.80%
Savings	286,134	2,140	0.75%	279,544	1,600	0.57%
Certificates of deposit	398,040	15,070	3.79%	371,750	14,929	4.02%
Short-term borrowings	51,430	1,693	3.29%	45,124	1,439	3.19%
Federal Home Loan Bank advances	11,301	487	4.31%	35,464	1,949	5.50%
Subordinated debt, net of unamortized issuance costs	29,466	1,065	3.61%	29,376	1,065	3.62%
Total interest bearing liabilities	1,489,985	33,491	2.25%	1,441,595	34,143	2.37%
NONINTEREST BEARING LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits	418,225			416,927
Other liabilities	15,896			16,088
Shareholders’ equity	222,325			206,401
Total liabilities and shareholders’ equity	$2,146,431			$2,081,011
Net interest income (FTE)		$63,188			$56,765
Net yield on interest earning assets (FTE)			3.16%			2.90%
(1) Includes loans held-for-sale and nonaccrual loans (loan summary below)
(2) Average balances for available-for-sale securities are based on amortized cost
(3) Includes average interest-bearing deposits with other banks, net of Federal Reserve daily cash letter.

	December 31 2025	September 30 2025	June 30 2025	March 31 2025	December 31 2024
Commercial and industrial (4)	$220,450	$218,132	$207,719	$205,172	$200,623
Commercial real estate (4)	639,758	626,642	614,383	596,282	591,718
Advances to mortgage brokers	76,676	5,056	3,005	3,015	63,080
Agricultural	102,109	97,794	96,842	94,359	99,694
Total commercial loans	1,038,993	947,624	921,949	898,828	955,115
Residential real estate	427,880	412,056	398,668	387,348	380,872
Consumer	69,491	72,225	76,896	81,548	87,584
Loans	$1,536,364	$1,431,905	$1,397,513	$1,367,724	$1,423,571
(4) Certain amounts reported as commercial and industrial loans have been reclassified as commercial real estate loans to conform to the December 31, 2025 presentation

E

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)

		Three Months Ended					Year Ended
		December 31 2025	September 30 2025	June 30 2025	March 31 2025	December 31 2024	December 31 2025	December 31 2024
Loans		$1,536,364	$1,431,905	$1,397,513	$1,367,724	$1,423,571	$1,536,364	$1,423,571
Advances to mortgage brokers		76,676	5,056	3,005	3,015	63,080	76,676	63,080
Adjusted loans		$1,459,688	$1,426,849	$1,394,508	$1,364,709	$1,360,491	$1,459,688	$1,360,491

Total shareholders’ equity		$231,396	$227,420	$220,500	$215,556	$210,276	$231,396	$210,276
Goodwill and other intangible assets		48,282	48,282	48,282	48,282	48,283	48,282	48,283
Tangible equity	(A)	183,114	179,138	172,218	167,274	161,993	183,114	161,993

Common shares outstanding (1)	(B)	7,322,207	7,350,567	7,361,684	7,408,010	7,424,893	7,322,207	7,424,893
Tangible book value per share	(A/B)	$25.01	$24.37	$23.39	$22.58	$21.82	$25.01	$21.82

Noninterest expenses		$13,921	$13,985	$13,745	$13,299	$13,330	$54,950	$52,129
Amortization of acquisition intangibles		—	—	—	1	1	1	1
Adjusted noninterest expense	(C)	$13,921	$13,985	$13,745	$13,298	$13,329	$54,949	$52,128

Net interest income		$16,728	$16,162	$15,129	$14,525	$14,555	$62,544	$55,835
Tax equivalent adjustment for net interest margin		138	144	178	184	213	644	930
Net interest income (FTE)		16,866	16,306	15,307	14,709	14,768	63,188	56,765
Noninterest income		4,444	4,308	3,686	3,528	3,972	15,966	14,576
Tax equivalent adjustment for efficiency ratio		102	98	63	78	54	341	211
Adjusted revenue (FTE)		21,412	20,712	19,056	18,315	18,794	79,495	71,552

Net gains (losses) on foreclosed assets		3	31	3	(55)	74	(18)	153
Adjusted revenue	(D)	$21,409	$20,681	$19,053	$18,370	$18,720	$79,513	$71,399
Efficiency ratio	(C/D)	65.02%	67.62%	72.14%	72.39%	71.20%	69.11%	73.01%
(1) Whole shares.
F